Exhibit 99.1

PTSI ANNOUNCES STOCK REPURCHASE PROGRAM

Tontitown, Arkansas, November 24, 2010......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) announced today the Board of Directors has authorized the Company to repurchase up to 500,000 shares of the Company’s common stock from time to time during the next twelve months. Under the stock repurchase program, shares may be purchased in open market or privately negotiated transactions, subject to market conditions, share price and other considerations.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Dan Cushman of P.A.M. Transportation Services, Inc.
(479) 361-9111